UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN FUND LTD
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
LYNN D. SCHULTZ

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Western Investment LLC (“Western Investment”), together with certain other participants, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2012 annual meeting of stockholders (the “Annual Meeting”) of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 6, 2012, the following article was posted to SeekingAlpha.com (http://seekingalpha.com/article/641101-macquarie-global-infrastructure-total-return-fund-captivity-telegraphed-by-costly-rhetoric):

Macquarie Global Infrastructure Total Return Fund: Captivity Telegraphed By Costly Rhetoric

June 6, 2012
by: Dan Plettner

I will never categorically denounce Closed End Funds ("CEFs") as many do. However, I have more than once gotten an unsettled feeling while watching as Closed End Funds IPO above Net Asset Value, or later play further toward a perceived naivety among "mom and pop" investors.

Boards of Directors and CEFs' Advisors (to which board members are grateful for cushy roles) often have further interests which can conflict with shareholder value.

Observers might be surprised how vigorously CEFs' entrenched boards and the advisors paid to manage their fund take advantage of perceived naivety. Without getting into an overly egregious case, I will today highlight a recent example, Macquarie Global Infrastructure Total Return Fund (MGU).

MGU presents a worthwhile observations for CEFs boards and advisors. Management attempts to eschew any form of liquidity event even in the face of a proxy battle by paying proxy solicitors to escalate into hyperdrive without a substantive platform. Savvy investors have had no difficulty in critiquing Macquarie's solicitation platform.

MGU's rhetoric

Renowned Closed End Fund investor Phil Goldstein explained his perception of MGUs stewardship with a colorful quote about its proxy solicitations: "it's like reading the sequel to Animal Farm". But how many animals here (shareholders) will vote for the current board to remain entrenched merely because those board members solicit them to? The Activist here has provided a proposal to address MGU specific rules that would allow an incumbent director to remain in power in spite of not receiving the most votes. However difficult it may be to argue against such a proposal with sound logic, MGU's stewards are soliciting against it.

MGU's advisor (Macquarie Capital Investment Management LLC) is paid management fees out of the fund's assets, and has been compensated accordingly since its 2005 inception. Shortly after its 2005 Initial Public Offering, MGU traded to a discount from its Net Asset Value ("NAV"). The fund's oversight has perpetually failed to address the fund's discount throughout its lifetime with it continuing to trade below its NAV for all seven years since.

NAV Accretive share buybacks and tender offers are some of the most straightforward ways that an Advisor whose interests were to serve its shareholders might create value and recalibrate the supply and demand of shares near NAV. When such measures are used with insufficient magnitude (or not at all) proxies eventually contest annual director elections at most CEFs. Such a contested election is the case with MGU this year.

Macquarie is no evil mastermind. There are more savvy and worse players in the CEF space. I literally once witnessed a case where a CEF's fiduciaries disseminated materially false statements of fact in its Advisor's unique interest. What Macquarie appears to have been, is either asleep at the wheel or unwilling to sacrifice billable Assets Under Management ("AUM") for so long that its bed is now made.

Macquarie would be well served to study CEF Activism -- a subject I have observed in numerous cases, served as an expert panelist for, and in which my own writings have been published by the likes of Morningstar, DealFlow Media, and of course Seeking Alpha. Additional Seeking Alpha proxy and activism subject writing to the pieces linked below include: 1, 2.

1.  http://seekingalpha.com/article/157562-dws-real-estate-fund-ii-expect-shareholders-to-succeed-with-liquidation-at-full-nav

2.  http://seekingalpha.com/article/264701-closed-end-funds-fgi-and-fgf-will-the-foolishness-never-end

Learning from History

Even if management wins the proxy battle this year, they will still have to address the root issues with ever progressing sacrifice to the Advisors captive AUM required. The perpetually discounted shares will remain cheap for the Activist and other valuation centric investors to continue accumulating shares (and votes) for the next meeting. Macquarie has failed to manage and steward its CEF product for sufficient organic demand. Thus sophisticated investors have been buying on an Activism thesis, and continue to do so.

Management has not lacked for time in addressing the presence of Activism. When an initial 13-D was filed in September, MGU went from being a candidate to an observed target of Western Investment LLC. Western has a particularly strong record among Activists of value achievements being shared with all public shareholders.

Macquarie's major misstep in dealing with the presence of Activism occurred when it filed its preliminary proxy statement in absence of any collaborative resolution, wasting precious time. Macquarie would have been well served to learn from the experiences of Deutsche Bank. Deutsche Bank responded without favor and slowly to Western's observed activism in one fund. Ultimately, it had to relent in open ending GCS, but its slow pace allowed for Western to also achieve liquidity events in three affiliated funds: DHG, DRP and LBF.

Shareholder Activism when substantive is best addressed early. Further, the empty logic in Macquarie's attempt to eschew any value restoring liquidity event demonstrates with transparent to experts throughout Macquarie's filings. Entrenched directors recommending the status quo, anyone?

Macquarie's Ongoing "Stewardship"

Macquarie, itself appears to remain focused on retaining billable AUM, is unwisely fighting gravity. In doing so Macquarie is making a long term mistake. Macquarie is showcasing itself culturally as a captive asset manager.

As an MGU shareholder, I was not surprised to receive a first proxy solicitation call on behalf of entrenched management. I listened to the call which sounded much like a politician drumming up support for an empty platform. I asked not to be called again because besides the waste of my time and the emptiness of the recited rhetoric, I don't favor the concept that my investment capital be used to pay a proxy solicitor to solicit me.

Worse was the repeated solicitation. Last week, I received a second proxy solicitation call on behalf of the entrenched board. After the second occurrence, I felt appropriate to get back into touch with Brad Frishberg, Interested MGU Director with whom I'd spoken in the past.

Both Brad and MGU's senior VP of communications and investor relations declined to comment on the rhetoric, lack of a substantive platform, or recurring proxy solicitations for this article.

An Activists' Voice

There are perhaps two saving graces here. My own observations have recently been paralleled by a press release. It would appear I wasn't the only party to notice the dumbed-down rhetoric and tone of Macquarie's solicitations.

Secondly, I suppose it is not all my money that is being used to repeatedly telephone solicit my vote on an empty platform. It's all shareholders' investment capital that is being used by management to solicit ourselves and tell us what the current board wants us to do with our vote. Its being done on a grander scale than just myself.

I am not a Registered Investment Advisor. I am not an Investment Advisor at all. I do license my own portfolio data to a company called Covestor LLC. Among my holdings is MGU. My thesis is that Western Investment LLC's shareholder activism will be successful in restoring shareholder value.

Disclosure: I am long MGU.